                                                                     EXHIBIT 2.1

                           AMENDED PLAN OF DISSOLUTION

                                       OF

                              VARI-L COMPANY, INC.

This Amended Plan of Dissolution (the "Plan") is intended to accomplish the dissolution and winding-up of Vari-L Company, Inc. a Colorado corporation ("Vari-L"), in accordance with the Colorado Business Corporation Act as follows:

1. The Board of Directors of Vari-L (the "Board of Directors") has adopted this Plan, recommended it to the shareholders of Vari-L and called a special meeting (the "Meeting") of the holders of Vari-L's common stock to approve the dissolution of Vari-L pursuant to this plan of dissolution. If shareholders holding a majority of Vari-L's outstanding common stock, par value $0.01 per share (the "Common Stock"), vote in favor of the approval of this Plan at the Meeting, the Plan shall constitute the adopted Plan of Vari-L as of the date of the Meeting, or such later date on which the shareholders may approve the dissolution of Vari-L pursuant to the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

2. Pursuant to the terms of that certain Asset Purchase Agreement dated as of December 2, 2002, among Vari-L, Sirenza Microdevices, Inc., a Delaware corporation ("Parent"), and Olin Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), (the "Purchase Agreement"), Vari-L will be retaining certain rights, assets and liabilities in connection with the sale of assets pursuant to the Purchase Agreement, including its cash and cash equivalents, certain contractual rights, and certain of its general ledger accounts as specified in the Purchase Agreement. If, notwithstanding the approval of the dissolution pursuant to this Plan by the shareholders of Vari-L, the Board of Directors determines that it would be in the best interests of Vari-L's shareholders or creditors for Vari-L not to dissolve, the dissolution of Vari-L pursuant to this Plan may be abandoned or delayed until a future date to be determined by the Board of Directors.

3. From and after the Adoption Date, contingent upon the consummation of the transactions contemplated by the Purchase Agreement, and subject to the discretionary right of the Board of Directors to abandon or delay implementation of this Plan as described in Section 2 above and further subject to any limitations contained in the Purchase Agreement, Vari-L shall complete the following corporate actions:

         (a) Vari-L shall determine whether and when to (i) transfer Vari-L's remaining property and assets to a liquidating trust (established pursuant to Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of Vari-L and the shareholders and creditors of Vari-L, without any further vote or action by Vari-L's shareholders. It is understood that Vari-L will be permitted to commence the sale and disposition of its assets as soon as possible following the adoption of this Plan by the Board of Directors and approval of the dissolution of Vari-L pursuant to this Plan by the shareholders of Vari-L in order to attain the highest value for such assets and maximize value for its shareholders and creditors. Vari-L's assets and properties may


                                       1.

be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. Vari-L will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, Vari-L shall use commercially reasonable efforts to collect or make provision for the collection of all accounts receivable, debts and claims owing to Vari-L.

         (b) Vari-L shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims, liabilities and obligations of Vari-L, including all unascertained, contingent, conditional or unmatured claims known to Vari-L and all claims which are known to Vari-L but for which the identity of the claimant is unknown.

         (c) Subject to the approval of any such distribution by the Board of Directors, Vari-L shall distribute pro rata to its shareholders available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the liabilities and obligations of Vari-L. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, Vari-L may establish and set aside a reasonable amount of cash and/or property (the "Contingency Reserve") to satisfy claims against and unmatured or contingent liabilities and obligation of Vari-L, including, without limitation, tax obligations, and all expenses of the sale of Vari-L's property and assets, of the collection and defense of Vari-L's property and assets, and the liquidation and dissolution provided for in this Plan.

         (d) As contemplated by the Purchase Agreement, Vari-L shall change its corporate name to VL Dissolution Corporation by amending its Articles of Incorporation and take such other actions within Vari-L's power as may be necessary or appropriate to permit Buyer immediately after the closing of the Purchase Agreement to use Vari-L's present corporate name.

4. Any distributions to the shareholders of Vari-L pursuant to Section 3 and 6 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of Vari-L. As a condition to receipt of any distribution to Vari-L's shareholders, the Board of Directors or the Trustees, in their absolute discretion, may require the shareholders to (i) surrender their certificates evidencing the Common Stock to Vari-L or its agents for recording of such distributions thereon or (ii) furnish Vari-L with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees. As a condition to receipt of any final distribution to Vari-L's shareholders, the Board of Directors or the Trustees, in their absolute discretion, may require the shareholders to (i) surrender their certificates evidencing the Common Stock to Vari-L or its agent for cancellation or (ii) furnish Vari-L with such security or indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of Vari-L are transferred to the Trust or (iii) such other


                                       2.

date on which the Board of Directors, in accordance with applicable law, determines and close such stock transfer books, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of Vari-L except by will, intestate succession, or operation of law.

5. If any distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such shareholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by Vari-L, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of Vari-L.

6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of Vari-L's assets to the shareholders, as a final liquidating distribution or from time to time, Vari-L shall transfer to one or more liquidating trustees (the "Trustees"), for the benefit of its shareholders and/or creditors, under one or more liquidating trusts (each a "Trust" and collectively the "Trusts"), any assets of Vari-L which are (a) not reasonably susceptible to distribution to the shareholders, including without limitation non-cash assets and assets held on behalf of the shareholders (i) who cannot be located or who do not tender their certificates evidencing the Common Stock to Vari-L or its agent as herein above required or (ii) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (b) held as the Contingency Reserve. The Board of Directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of Vari-L, to act as the initial Trustee or Trustees for the benefit of the shareholders and to receive any assets of Vari-L. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of Vari-L of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of Vari-L, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by Vari-L to the shareholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the creditors and the shareholders of Vari-L. Vari-L, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into one or more liquidating trust agreements with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.

7. After the Adoption Date, but subject to Section 2 above, the officers of Vari-L shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Colorado tax authorities and, upon obtaining


                                       3.

such certificates, Vari-L shall file with the Secretary of State of the State of Colorado articles of dissolution in accordance with the Colorado Business Corporation Act. After the filing of the Articles of Dissolution, Vari-L shall not engage in any business activities except as is appropriate to wind up and liquidate its business and affairs in accordance with this Plan.

8. Upon approval of this Plan by the holders of a majority of Vari-L's outstanding Common Stock, the Board of Directors shall have the authority to take all actions in furtherance of the Plan. The exercise of such authority shall be subject to all applicable legal requirements and the Board's fiduciary duties.

9. In connection with and for the purposes of implementing and assuring completion of this Plan, Vari-L may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to Vari-L in connection with the collection, sale, exchange or other disposition of Vari-L's property and assets and the implementation of this Plan.

10. In connection with and for the purpose of implementing and assuring completion of this Plan, Vari-L may, in the absolute discretion of the Board of Directors, pay Vari-L's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

11. Vari-L shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its articles of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding-up of the affairs of Vari-L. Vari-L's obligation to indemnify such persons may also be satisfied out of the assets of any Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover Vari-L's obligation hereunder, including seeking an extension in time and coverage of Vari-L's insurance policies currently in effect.

12. Notwithstanding approval of or consent to this Plan and the transactions contemplated hereby by Vari-L's shareholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the shareholders to the extent permitted by the Colorado Business Corporation Act.

13. Notwithstanding any provision of this Plan to the contrary, this Plan shall not be deemed an authorization for Vari-L to act in contravention of any limitation imposed on Vari-L by the Purchase Agreement.


                                       4.